EXHIBIT 5

FAEGRE BAKER

DANIELS

Faegre Baker Daniels LLP

2200 Wells Fargo Center, 90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

December 11, 2012

Board of Directors

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 100,000 additional shares of Common Stock, par value $.01 per share (the “Shares”), of Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), pursuant to the Company’s Non-Employee Directors Equity Plan (as amended January 25, 2012), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By: /s/ Peggy Steif Abram

       Peggy Steif Abram